Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

VERSANT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

California	94-3079392
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Versant Corporation

255 Shoreline Drive, Suite 450

Redwood City, CA  94065

(Address of Principal Executive Offices, including Zip Code)

Versant Corporation 2005 Equity Incentive Plan, as amended

Versant Corporation 2005 Directors Stock Option Plan, as amended

(Full Title of the Plans)

Jerry Wong

Vice President, Finance and Chief Financial Officer

VERSANT CORPORATION

255 Shoreline Drive, Suite 450

Redwood City, California  94065

(650) 232-2400

(Name, Address and Telephone Number, including area code, of Agent for Service)

Copies to:

Kenneth A. Linhares, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California  94041

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)		Proposed Maximum Aggregate Offering Price (3)		Amount of Registration Fee (4)
Common Stock, no par value
To be issued under the 2005 Equity Incentive Plan, as amended	300,000	$12.935	(3)	$3,880,500	(3)	$450.53
To be issued under the 2005 Directors Stock Option Plan, as amended	20,000	$12.935	(3)	$258,700	(3)	$30.04
Total	320,000	N/A		N/A		$480.57

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2) Represents shares subject to future issuance pursuant to the indicated plan, as amended, including shares subject to future issuance upon the exercise of stock options granted pursuant to such plans, as amended.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, and based on the average of the high and low sales prices of the Registrant’s Common Stock as reported by the Nasdaq Capital Market on May 3, 2011 ($12.935).

(4) Calculated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, and based on the average of the high and low sales prices of the Registrant’s Common Stock as reported by the Nasdaq Capital Market on May 3, 2011 ($12.935).

VERSANT CORPORATION

REGISTRATION STATEMENT ON FORM S-8

REGISTRATION STATEMENT ON FORM S-8

INCORPORATION OF PREVIOUS REGISTRATION STATEMENTS

Versant Corporation (the “Registrant”) is filing this registration statement on Form S-8 to register an additional 300,000 shares of our common stock pursuant to our 2005 Equity Incentive Plan, as amended and an additional 20,000 shares of our common stock pursuant to our 2005 Directors Stock Option Plan, as amended, respectively (such plans being collectively referred to herein as the “Plans”). The amendments to the Plans resulting in the addition of such shares to the number of shares reserved under the Plans were described in the Registrant’s definitive Proxy Statement for its 2011 Annual Meeting of Shareholders and were approved at that meeting on April 18, 2011. The Registrant previously filed Registration Statements on Form S-8 with the Securities and Exchange Commission (the “SEC”) on December 22, 2005 (File No.333-130601), May 25, 2007 (File No.333-143278), July 25, 2008 (File No. 333-152550), and June 12, 2009 (File No. 333-159931) in connection with the Plans (the “Prior Registration Statements”). In accordance with the instructional note to Part I of Form S-8 as promulgated by the SEC, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement and made a part hereof:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, filed with the Commission on January 31, 2011;

(b)                                 All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above; and

(c)                                  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys of Fenwick & West LLP beneficially own an aggregate of approximately 70 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended. The Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) include a provision that eliminates the liability of the Registrant’s directors for monetary damages to the fullest extent permissible under California law (the “Exculpation Provision”). Under California law, the Exculpation Provision may not eliminate a director’s liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the “California Code”) concerning contracts or transactions between the Registrant and a director or between the Registrant and a firm in which a director has a material financial interest, or (vii) under Section 316 of the California Code concerning directors’ liability for improper dividends, loans and guarantees. This Exculpation Provision in the Articles does not extend to acts or omissions of a director in his capacity as an officer and will not affect the availability of injunctions and other equitable remedies available to the Registrant’s shareholders for any violation of a director’s fiduciary duty to the Registrant or its shareholders.

The Articles also authorize the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement, by vote of shareholders or disinterested directors or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Registrant’s Bylaws provide that the Registrant shall indemnify and advance expenses to its directors and officers to the fullest extent permissible under California law, subject to certain exceptions. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Registrant’s Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. The Registrant has entered into indemnity agreements with all of its directors and officers providing the maximum indemnification permitted by law, subject to certain exceptions.  These agreements, together with the Registrant’s Bylaws and Articles, may require the Registrant, among other things, to indemnify these directors or officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance expenses to them as such expenses are incurred (provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification).  The Registrant maintains directors’ and officers’ liability insurance and has extended that coverage for public securities matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

		Incorporated by Reference				Filed
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.01	Registrant’s Amended and Restated Articles of Incorporation filed with the Secretary of State of California on March 18, 2004.	S-8	333-113871	4.01	03/24/04

4.02	Certificate of Amendment of Registrant’s Amended and Restated Articles of Incorporation, filed with the California Secretary of State on August 22, 2005.	8-K	000-28540	3.01	08/26/05

4.03	Registrant’s Amended and Restated Bylaws.	8-K	000-28540	3.01	03/02/07

5.01	Opinion of Fenwick & West, LLP.					X

23.01	Consent of Fenwick & West, LLP (included in Exhibit 5.01).					X

23.02	Consent of Grant Thornton LLP.					X

24.01	Power of Attorney (incorporated by reference to Page 5 (signature page) of this Registration Statement).					X

99.01+	Registrant’s 2005 Equity Incentive Plan, as amended.					X

99.02+	Forms of Stock Option Agreements and Stock Option Exercise Agreements under Registrant’s 2005 Equity Incentive Plan, as amended.	S-8	333-13060	99.02	12/22/05

99.03+	Registrant’s 2005 Directors Stock Option Plan, as amended.					X

99.04+	Forms of Stock Option Grants and Stock Option Exercise Agreements under Registrant’s 2005 Directors Stock Option Plan.	S-8	333-130601	99.04	12/22/05

+   Indicates a management contract or compensatory plan or arrangement

Item 9. Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;  and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in  reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below (each being an officer and/or director of the Registrant) constitutes and appoints Bernhard Woebker and Jerry Wong, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 6th day of May, 2011.

VERSANT CORPORATION

By:	/s/ Jerry Wong
Jerry Wong
Vice President, Finance and
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer :

/s/ Bernhard Woebker	President and Chief Executive Officer and Director	May 6, 2011
Bernhard Woebker

Principal Financial Officer and Principal Accounting Officer:

/s/ Jerry Wong	Vice President, Finance and Chief Financial Officer	May 6, 2011
Jerry Wong

Additional Directors:
May 6, 2011
/s/ Uday Bellary	Director
Uday Bellary
May 6, 2011
/s/ William Henry Delevati	Chairman of the Board and Director
William Henry Delevati
May 6, 2011
/s/ Herbert May	Director
Herbert May
May 6, 2011
/s/ Jochen Witte	Director
Jochen Witte

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.01	Registrant’s Amended and Restated Articles of Incorporation filed with the Secretary of State of California on March 18, 2004.	S-8	333-113871	4.01	03/24/04

4.02	Certificate of Amendment of Registrant’s Amended and Restated Articles of Incorporation, filed with the California Secretary of State on August 22, 2005.	8-K	000-28540	3.01	08/26/05

4.03	Registrant’s Amended and Restated Bylaws.	8-K	000-28540	3.01	03/02/07

5.01	Opinion of Fenwick & West, LLP.					X

23.01	Consent of Fenwick & West, LLP (included in Exhibit 5.01).					X

23.02	Consent of Grant Thornton LLP.					X

24.01	Power of Attorney (incorporated by reference to Page 5 (signature page) of this Registration Statement).					X

99.01+	Registrant’s 2005 Equity Incentive Plan, as amended					X

99.02+	Forms of Stock Option Agreements and Stock Option Exercise Agreements under Registrant’s 2005 Equity Incentive Plan, as amended	S-8	333-130601	99.02	12/22/05

99.03+	Registrant’s 2005 Directors Stock Option Plan, as amended.					X

99.04+	Forms of Stock Option Grants and Stock Option Exercise Agreements under Registrant’s 2005 Directors Stock Option Plan.	S-8	333-130601	99.04	12/22/05

+                                                   Indicates a management contract or compensatory plan or arrangement